                                                                      EXHIBIT 11

                  IMPERIAL HOLLY CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER COMMON SHARE
                                  (UNAUDITED)

                                                              Three Months Ended
                                                                 June 30, 1995
                                                           _________________________
                                                           (In Thousands of Dollars)

INCOME FOR PRIMARY AND FULLY DILUTED COMPUTATION:
  Income before Extraordinary Item:

    As reported                                                     $       766
    Adjustments - none                                                        -
                                                                    -----------
    As adjusted                                                             766
                                                                    ===========
  Net Income:
    As reported                                                     $     1,146
    Adjustments - none                                                        -
                                                                    -----------
    As adjusted                                                     $     1,146
                                                                    ===========
PRIMARY EARNINGS PER SHARE:
    Weighted average shares of common stock outstanding              10,287,090
    Incremental shares issuable from assumed exercise of
      stock options under the treasury stock method                      39,838
                                                                    -----------
    Weighted average shares of common stock outstanding,
      as adjusted                                                    10,326,928
                                                                    ===========

    Primary earnings per share:
      Before extraordinary item                                     $      0.07
      Net income                                                           0.11
                                                                    ===========

FULLY DILUTED EARNINGS PER SHARE:
    Weighted average shares of common stock outstanding              10,287,090
    Incremental shares issuable from assumed exercise of
      stock options under the treasury stock method                      44,944
                                                                    -----------
    Weighted average shares of common stock outstanding,
      as adjusted                                                    10,332,034
                                                                    ===========

    Fully diluted earnings per share:
      Before extraordinary item                                     $      0.07
      Net income                                                           0.11
                                                                    ===========

_______________________________________

   This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K; the amount of dilution illustrated in this calculation is not required to be disclosed pursuant to paragraph 14 of Accounting Principles Board Opinion No. 15.


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